Exhibit 99.1

Capstone Companies, Inc. 350 Jim Moran Blvd, Suite 120 Deerfield Beach, FL 33442

PRESS RELEASE FOR IMMEDIATE RELEASE
October 19, 2017

Capstone Companies, Inc. Announces Record Preliminary Third Quarter 2017 Revenue

➢	Strong third quarter expectation to exceed $13 million driven by solid end-user demand
➢	Year-to-date revenue increases by 32.2% over 2016

DEERFIELD BEACH, FL, October 19, 2017 – Capstone Companies, Inc. (OTCQB: CAPC) ("Capstone" or the "Company"), a designer of innovative LED lighting solutions including power failure lighting, today announced preliminary third quarter revenue as of September 30, 2017 of approximately $13 million, an increase of 11% over the prior year period.  Preliminary year-to-date revenue is expected to exceed $30 million, an increase of approximately $7.3 million or 32.2% as compared to the same period 2016.

Mr. Wallach commented, "This performance marks the ninth consecutive record quarter and further validates the momentum our Company is experiencing.  At the end of the third quarter, our estimated year-to-date revenue of approximately $30 million is nearly as much as we shipped for the entire year in 2016.  Our strategy to develop and market unique LED consumer lighting products, leverage our strong relationships with large retailer customers and produce high quality, low cost products continue to be successful."

About Capstone Companies, Inc.

Capstone Companies, Inc. is a designer of innovative LED lighting solutions including power failure lighting, for consumers and institutions.  The Company's products are sold under the Capstone Lighting and Hoover® HOME LED brands, to big box retailers, wholesale clubs, and home improvement stores throughout North America and in international markets.  Capstone's strategy is to utilize its low-cost manufacturing base to provide high-quality consumer products to its customers at a reasonable price, using primarily direct import distribution.

Visit www.capstonecompaniesinc.com for more information about the Company and www.capstoneindustries.com for information on our current product offerings.

For more information, contact
Company:
Aimee Gaudet
Corporate Secretary
(954) 570-8889, ext. 313